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MONRO MUFFLER BRAKE, INC.                                             Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period. All share data have been restated to reflect the 5% stock dividend paid June 18, 1998.
(See Note 2 of Notes to Consolidated Financial Statements).



                                                   QUARTER ENDED             SIX MONTHS ENDED
                                                   SEPTEMBER 30,               SEPTEMBER 30,
                                                   -------------               -------------

                                                 1998          1997          1998          1997
                                                 ----          ----          ----          ----

                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED
-------

EARNINGS

Net Income                                    $    2,411    $    3,352    $    6,268    $    6,769
                                              ==========    ==========    ==========    ==========

SHARES

Weighted average number of common shares           8,277         8,260         8,291         8,251

Assuming conversion of Class C Convertible
     Preferred Stock                                 636           636           636           636

Dilutive effect of outstanding options                34           142            66           150
                                              ----------    ----------    ----------    ----------

Total common and common equivalent shares          8,947         9,038         8,993         9,037
                                              ==========    ==========    ==========    ==========


DILUTED EARNINGS PER SHARE                    $      .27    $      .37    $      .70    $      .75
                                              ==========    ==========    ==========    ==========


BASIC
-----

EARNINGS

Net Income                                    $    2,411    $    3,352    $    6,268    $    6,769
                                              ==========    ==========    ==========    ==========

SHARES

Weighted average number of common shares           8,277         8,260         8,291         8,251
                                              ==========    ==========    ==========    ==========

        EARNINGS PER SHARE                    $      .29    $      .41    $      .76    $      .82
                                              ==========    ==========    ==========    ==========







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